Exhibit 99.1

EDITED TRANSCRIPT

FCN.N - Q2 2021 FTI Consulting Inc Earnings Call

EVENT DATE/TIME: JULY 29, 2021 / 1:00PM GMT

OVERVIEW:

Co. reported 2Q21 revenues of $711.5m, net income of $62.8m and GAAP EPS of $1.77. Expects 2021 revenue to be $2.7-2.8b, GAAP EPS to be $5.89-6.39 and adjusted EPS to be $6.00-6.50.

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  JULY 29, 2021 / 1:00PM, FCN.N - Q2 2021 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Ajay Sabherwal FTI Consulting, Inc. - CFO

Mollie Hawkes FTI Consulting, Inc. - VP of IR & Communications

Steven H. Gunby FTI Consulting, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Andrew Owen Nicholas William Blair & Company L.L.C., Research Division - Analyst

Marc Frye Riddick Sidoti & Company, LLC - Business and Consumer Services Analyst

Samuel England Joh. Berenberg, Gossler & Co. KG, Research Division – Analyst

Tobey O’Brien Sommer Truist Securities, Inc., Research Division - MD

PRESENTATION

Operator

Welcome to the FTI Consulting Second Quarter 2021 Earnings Conference Call. (Operator Instructions) Please note, this event is being recorded.

I would now like to turn the call over to Mollie Hawkes, Vice President of Investor Relations. Please go ahead.

Mollie Hawkes - FTI Consulting, Inc. - VP of IR & Communications

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s second quarter 2021 earnings results as reported this morning. Management will begin with formal remarks, after which, they will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to financial performance, acquisitions, share repurchases, business trends and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the safe harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com as well as other disclosures under the heading of Risk Factors and Forward-looking Information in our annual report on Form 10-K for the year ended December 31, 2020, and in our other filings with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures such as total segment operating income, adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per diluted share, adjusted net income, adjusted EBITDA margin and free cash flow. For a discussion of these and other non-GAAP financial measures as well as our reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this morning, which include the reconciliation.

Lastly, there are 2 items that have been posted to the Investor Relations section of our website this morning for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical financial and operating data, which have been updated to include our second quarter 2021 results.

  JULY 29, 2021 / 1:00PM, FCN.N - Q2 2021 FTI Consulting Inc Earnings Call

With these formalities out of the way, I’m joined today by Steven Gunby, our President and Chief Executive Officer; and Ajay Sabherwal, our Chief Financial Officer.

At this time, I will turn the call over to our President and Chief Executive Officer, Steve Gunby.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Thank you, Mollie. Good morning to everyone, and thank you all for joining us. I hope everyone and your families continue to be well. I know we all can see light at the end of the tunnel regarding the pandemic. But I also know that in no place around the world, no place around the world are we yet fully in that light. So I’m hoping everybody remains safe. I’m also hoping that we are — is there a binging in the background there? Yes. Well, I’m in a new place doing the call. So unfortunately, we might have a little background noise. Sorry about that.

So look, I’m hoping everybody stays safe. I’m also hoping that we all are getting a chance to reconnect with our loved ones and our colleagues in a somewhat deeper way. Over the last several weeks, like this week, I’ve had the pleasure of starting to see clients in person and traveling to some of our offices to see our people. I hope you have begun to have the equivalent. For me, it has been wonderful to get the chance to see people person — in person again.

Obviously, technology is incredibly terrific about connecting us. It changes our ability to feel connected when we’re apart. Now some technologies are better than others. I think letter writing from my youth wasn’t that great, notwithstanding the fact that my parents celebrated the fact that I sent them a postcard from summer camp. And telegrams, except for emergencies, weren’t much better. But telephones obviously helped, right? They were real time. They are interactive. They allowed you to talk with somebody and stay connected. And Zoom and Teams are incredibly better. They give us eye contact. They give us the ability to see authenticity in somebody’s face. It’s a powerful thing.

But when we get back out in the world, I, for one, am rediscovering the fact that, even today, even today, nothing is better than getting a chance to see someone in person and maybe giving that person a hug. So my best wishes for everybody on this call as we’re each trying to navigate our way back closer to those rich parts of life.

Turning to our results. I’m going to let Ajay give you all the details of this, yet again, terrific quarter. It is a terrific quarter. And there’s lots of details, but I’m going to leave that to him. What I’d like to do, with your permission, is share a bit of a longer-term perspective.

On these earnings calls, we often are talking about market forces, the forces that are external to our firm. Last year, for example, we talked about the courts being closed and travel restrictions and the impact of each of those. And other times, we’ve talked about the restructuring markets either being up or down or whether the transaction market is booming or not. Obviously, those discussions are important. We wouldn’t be talking about them if they weren’t. Markets do affect our individual businesses, and they can affect them sharply over any short period of time.

What is also true and, to me, far more powerful is how little the markets determine our performance over any extended period of time. How much — when you look back over 2 years, 4 years, 6 years, 7 years of our history, how much of our business is not driven by quarters or by market factors but is driven by us, by what our teams do? It’s about what — our ability over any extended period of time to not get driven by quarterly market forces but rather for us to control our destiny.

Now I know there’s some longtime observers of our company on the call, and some of you have suggested that, at one point, this company was never up unless the restructuring business was up. And the restructuring business was not up unless the restructuring market was up. And as a consequence, at one point, we were seen by some as a cork that floats up and down with the restructuring wave.

I don’t know whether that was ever fully true. But I believe our track record over the last 2, 4, 5-plus years suggest it is not the case today. Our teams have been and are building businesses that are global, diverse but, most important, powerful, each 10, as we’ve seen, being whipsawed by markets in the short term. But over the last years, we have shown that, if we do the right things over any extended period of time, we are not corks on the wave but rather folks who determine our future.

By now, I believe you can see examples of this in every one of our businesses and every one of our regions. For example, our Technology business. This quarter is being helped by the strong M&A markets. Markets matter. Having said that, by far, the more fundamental change in our trajectory in this business wasn’t driven by markets. It was driven by the teams driving strategic changes that they engineered 4 years ago.

At that point, some of you might remember, the business was headed in the wrong direction even with solid markets. The strategic changes the team drove reversed that. That business started to move up even before the M&A boom. And as a consequence, I believe, we have been the fastest-growing major player, at least organically, in the e-discovery business over the last few years, not because of the market but because of what our teams have done.

Similarly, in E con, yes, the M&A and antitrust clearance markets are hot. If you look underneath that, you see the cornerstone of our multiyear growth that we have driven is actions taken by teams that support and add to the fabulous positions we have in the U.S. and extend those positions abroad, not market phenomena but the phenomenon of great people attracting other great people.

FLC obviously saw the market’s effects last year due to the halted court activities and travel. As a consequence, as I think many of you will remember, the business operated at a loss at some points last year. As you know, we remain convinced that we have a very good business in FLC with terrific professionals. And we hired even in the face of that downturn.

A side note. Look, in my experience, you can hurt a business seriously by overreacting to short-term headwinds, for example, by failing to hire great people or getting rid of good people. But my experience also is if you don’t make those steps, if instead you support great people in a downturn, you see ultimately that the short-term headwinds dissipate and the powerful underlying strength and potential of that great group of people emerges. And we are seeing that this year with FLC.

In strat coms, you saw our teams, beginning 6 years ago and since, drive a set of strategic changes that turned this business from one — what was once a declining business into a terrific growth engine, a business that’s growing its brand, in revenue and capability, not on every dimension perfectly every quarter but robustly and powerfully over any extended period of time, including this year.

I saved corp fin for last. Some, I suspect, worry that corp fin is a counterexample since, at least this year, the market forces seem to be trumping everything. I would argue that corp fin, in fact, fully reinforces the overall point. Yes, the restructuring market is down a huge amount, and we are, therefore, down in restructuring substantially versus last year.

But it’s worth noting that our restructuring business, in the face of this terrible market, is still up substantially from 6 years ago. For example, my first year here, reflecting the team’s strengthening of that business, strengthening an already strong creditor rights business we had in the U.S., expanding substantially our U.S. company-side business and demanding — dramatically strengthening our restructuring positions abroad in multiple markets. And the CF results today also reflect the efforts of our team made over the same period to build business transformation and transactions business that today are soaring.

The result is, if you look out over multiple years, not just this year versus last year, you look through the ups and downs of the market, we have been able to develop and attract great professionals in the U.S. and around the world. And as a result, though the CF results are down year-on-year, they are not over an extended period of time. They are up. For example, the profits in the first half of this year, even with the hit to the market, the restructuring, are still at a run rate that is essentially triple my first year here.

So are we affected by markets? Sure. Of course. But are we determined by those markets? I don’t think the data suggests that. I think the data explicitly suggests otherwise. Market forces affect us sometimes dramatically over short periods of time in our individual businesses. They call it zig and zag. But we have also seen that if we don’t overreact to the zigs and zags, if instead, we assess our businesses and when we find that we have confidence in those businesses and in the teams driving them and we commit to investing in those businesses even in a slow period, even if it hurts those financials in that slow period, as we did back in FLC and are fully willing to do so in CF. Our experience is, over any longer period of time, we get rewarded powerfully. We end up building businesses that great people want to stay in and help build, that great people want to be part of; businesses that attract great people, that support their ambitions and their development and allows them to build businesses they’re proud of and client relationships that make an impact.

  JULY 29, 2021 / 1:00PM, FCN.N - Q2 2021 FTI Consulting Inc Earnings Call

When you have great people doing great work and feeling supported, you end up with people who are developing themselves, feeling good about themselves. And great people outside your firm who want to be part of that. You create businesses that, through the zigs and zags, become sustainable, powerful, durable, resilient and exciting growth engines. That is what our teams, through the zigs and zags, to me, have demonstrated. And together, I believe we will continue to do so.

With that, let me turn it over to you, Ajay, to take us through the quarter.

Ajay Sabherwal - FTI Consulting, Inc. - CFO

Thank you, Steve. Good morning, everybody. In my prepared remarks, I will take you through our company-wide and segment results and discuss guidance for the full year.

Beginning with our second quarter results. This morning, we reported record quarterly revenues with growth of 17% year-over-year. Revenue growth more than offset increased costs primarily from our investments in both organic head count growth and in acquisition. Earnings per share were further boosted by lower weighted average shares outstanding, or WASO, and from a lower tax rate, resulting in a 39.4% increase in GAAP EPS and a 31.8% increase in adjusted EPS.

The strength in our M&A and litigation-driven businesses more than offset the impact of lower demand for restructuring globally. Overall, we are pleased with these results, which give us even greater confidence in our increased guidance ranges for the year.

Revenues of $711.5 million were up $103.6 million compared to revenues of $607.9 million in the prior year quarter. GAAP EPS of $1.77 in 2Q ‘21 compared to $1.27 in 2Q ‘20. Adjusted EPS for the quarter were $1.74, which compared to $1.32 in the prior year quarter. The difference between our GAAP and adjusted EPS in 2Q ‘21 reflects $3.1 million in a fair value remeasurement of acquisition-related contingent consideration, which increased GAAP EPS by $0.09, and a $2.4 million of noncash interest expense related to our convertible notes, which reduced GAAP EPS by $0.06.

Net income of $62.8 million compared to $48.2 million in the prior year quarter. The year-over-year increase was primarily due to higher operating profits in our Forensic and Litigation Consulting, or FLC segment, as well as our Technology and Economic Consulting segments, which was only partially offset by lower operating profits in our Corporate Finance & Restructuring segment compared to the prior year quarter.

SG&A of $133.9 million were 18.8% of revenues. This compares to SG&A of $126.9 million or 20.9% of revenues in the second year — in the second quarter of 2020. The dollar increase in SG&A was primarily due to an unfavorable impact related to foreign currency translation, or FX; increased compensation primarily related to nonbillable head count growth; and higher rent, which was partially offset by lower bad debt and the previously mentioned fair value remeasurement.

Second quarter 2021 adjusted EBITDA of $92.3 million or 13% of revenues compared to $75.8 million or 12.5% of revenues in the prior year quarter. Our second quarter effective tax rate of 19.3% compared to 23.1% in the prior year quarter. Our tax rate for the quarter was favorably impacted by a discrete tax adjustment from remeasurement of our deferred tax asset in the U.K. following the proposed U.K. tax rate increase effective April 2023. Without this change, our second quarter 2021 effective tax rate would have been 23.3%. For the balance of 2021, we expect our effective tax rate to be between 22% and 25%.

Fully diluted WASO for Q2 of 35.4 million shares declined 2.5 million shares compared to 37.9 million shares in 2Q ‘20. Our convertible notes had a potential dilutive impact on EPS of approximately 872,000 shares for the quarter, included in WASO as our average share price of $140.72 this past quarter was above the $101.38 conversion threshold rate.

Billable head count increased by 470 professionals or 10.1% compared to the prior year quarter. Noteworthy, in May, we closed on our acquisition of The Rhodes Group, welcoming 38 billable professionals to our construction solutions practice within our FLC segment. And in July last year, we acquired Delta Consulting (sic) [Delta Partners], adding 151 billable professionals. Sequentially, billable head count decreased by 27 professionals or 0.5%.

  JULY 29, 2021 / 1:00PM, FCN.N - Q2 2021 FTI Consulting Inc Earnings Call

Now I will share some insights at the segment level. In Corporate Finance & Restructuring, revenues of $231 million decreased 6.1% compared to the prior year quarter. The decrease in revenue was driven by lower demand for restructuring services globally, which was partially offset by higher demand for our transactions and business transformation services in North America. Adjusted segment EBITDA of $40.2 million or 17.4% of segment revenues compared to $76.3 million or 31% of segment revenues in the prior year quarter. Adjusted segment EBITDA was negatively impacted by the continued downturn in restructuring activity compared to the record demand we saw in 2Q ‘20 in the initial wake of COVID as well as higher compensation, primarily related to a 19.8% increase in billable head count.

On a sequential basis, revenue increased $4.8 million or 2.1% as strong growth in both our business transformation and transactions businesses and related success fees more than offset the continued decline in demand for our restructuring services.

Turning to FLC. Revenues of $150.7 million increased 41.7% compared to the prior year quarter. The increase in revenues was primarily due to higher demand for our investigations and dispute services. Adjusted segment EBITDA of $18 million or 11.9% of segment revenues compared to a loss of $9 million in the prior year quarter.

As a reminder, the second quarter of 2020 was when COVID-19-related lockdowns particularly affected FLC, resulting in many matters being deferred due to travel restrictions, court closures and delays. The year-over-year increase in adjusted segment EBITDA was primarily due to higher revenues and a 14 percentage point increase in utilization, which was partially offset by higher variable compensation and a 5.5% increase in billable head count.

Sequentially, revenues were flat. But adjusted segment EBITDA decreased $11.4 million primarily due to increased compensation, acquisition-related costs and certain revenue deferrals.

Our Economic Consulting segment’s record revenues of $183.3 million increased 21% compared to the prior year quarter. The increase was primarily due to higher demand for non-M&A-related antitrust and financial economic services, which was partially offset by lower realized rates and demand for our M&A-related antitrust services compared to the prior year quarter. Adjusted segment EBITDA of $30.7 million or 16.7% of segment revenues compared to $21.7 million or 14.3% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was due to higher revenues, which was partially offset by higher variable compensation and a 9.1% growth in billable head count. Sequentially, revenues increased $14 million or 8.3%, which was primarily driven by increased demand for financial economics and M&A-related antitrust services. Adjusted segment EBITDA improved $4.1 million.

In Technology, revenues of $78.6 million increased 67% compared to the prior year quarter. The increase in revenues was primarily due to higher demand for cross-border investigations, litigation and M&A-related second request services. Adjusted segment EBITDA of $18.5 million or 23.5% of segment revenues compared to $6.4 million or 13.7% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was due to higher revenues, which was partially offset by an increase in compensation and higher SG&A expense.

Sequentially, revenues were slightly lower compared to record revenues in the first quarter as decreased demand for M&A-related second request services was nearly offset by higher demand for litigation and cross-border investigation services. Adjusted segment EBITDA declined $3.1 million sequentially, which was largely due to an increase in SG&A expense.

Revenues in the Strategic Communications segment of $67.8 million increased 19.2% compared to the prior year quarter. The increase in revenues was primarily due to higher demand for corporate reputation and public affairs services. Adjusted segment EBITDA of $13.5 million or 19.9% of segment revenues compared to $10 million or 17.6% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was due to higher revenues, which was partially offset by an increase in compensation and higher SG&A expense.

Sequentially, revenues increased $7.3 million primarily due to higher demand for corporate reputation and public affairs services. Adjusted segment EBITDA increased $3.1 million.

  JULY 29, 2021 / 1:00PM, FCN.N - Q2 2021 FTI Consulting Inc Earnings Call

Let me now discuss key cash flow and balance sheet items. We generated net cash from operating activities of $125.6 million, which decreased by $27.4 million compared to $153 million in the second quarter of 2020. The year-over-year decrease was largely due to an increase in salaries primarily related to head count growth, which was partially offset by higher cash collection.

We generated free cash flow of $105.8 million in the quarter. Total debt, net of cash, decreased $93.5 million sequentially from $252.8 million on March 31, 2021, to $159.4 million on June 30, 2021. The sequential decrease was primarily due to repayment of borrowings under our senior secured bank revolving credit facility.

Turning to our guidance. We are raising our full year 2021 guidance ranges for revenues and GAAP EPS. We are also raising the lower end of our full year 2021 adjusted EPS guidance range. These changes primarily reflect our strong performance in the first half of 2021.

We now expect revenues will range between $2.7 billion and $2.8 billion, up from our prior range of between $2.575 billion and $2.7 billion. GAAP EPS is now expected to range between $5.89 and $6.39, up from a prior range of between $5.60 and $6.30. We now expect adjusted EPS to range between $6 and $6.50, up from our prior range of between $5.80 and $6.50. The $0.11 per share variance between EPS and adjusted EPS guidance for full year 2021 includes the estimated tax-affected impact of noncash interest expense of $0.20 per share related to our 2023 convertible notes and the second quarter 2021 $0.09 per share gain related to the fair value remeasurement.

Our updated guidance for full year 2021 is shaped by 4 key considerations: First, restructuring activity remains subdued due to government support and extended moratoriums, low interest rates and strengthening in certain industry verticals. And our restructuring business could weaken further as large matters from 2020 roll-off.

Second, global M&A activity, which drives demand in our Economic Consulting and Technology segments as well as our transactions practice in Corporate Finance & Restructuring, is at record levels. There is no certainty that M&A activity will continue at this pace.

Third, typically, fourth quarter is a weaker quarter for us because of both an increase in time off during the holidays for our employees and a seasonal business slowdown.

Fourth, COVID-19 is still with us with different parts of the world being impacted at varying degrees.

Before I close, I want to reiterate a few key themes that underscore the strength of our company. First, we have conviction in our world-leading businesses. And this quarter’s results reflect both the benefits of sustained investing even when faced — even when facing short-term volatility and the diversity of our businesses.

Second, not only are we deepening our core capabilities, but also, we are expanding in adjacencies, such as non-M&A-related antitrust, business transformation, cybersecurity, public affairs and environmental, social and governance-related services.

Third, the bedrock of our success remains the strength of our people and their client relationships, combining with creating a culture that has year after year allowed FTI to be ranked as a best place to work by Forbes, Consulting Magazine and the Washington Post, among others.

And finally, our balance sheet is enviable. And we have demonstrated the ability to boost shareholder value through share buybacks, debt reduction, organic growth and acquisitions when we see the right one.

With that, let’s open the call up for your questions.

  JULY 29, 2021 / 1:00PM, FCN.N - Q2 2021 FTI Consulting Inc Earnings Call

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from Sam England with Berenberg.

Samuel England - Joh. Berenberg, Gossler & Co. KG, Research Division - Analyst

On the first one, I was just wondering, with the different vaccine rollout across your market, can you talk a bit about the differences you’re seeing in performance across the different geographies in the business?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Could you repeat that, Sam? We got — I got — at least from my side, it was a little garbled. I heard the different — the end of it. I didn’t hear the beginning.

Samuel England - Joh. Berenberg, Gossler & Co. KG, Research Division - Analyst

Yes. No, it was just to understand a bit more about performance across the different geographies that you operate in given the sort of differing vaccine rollout that we’ve seen in all of the markets you’re in.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Ajay, do you want to take that?

Ajay Sabherwal - FTI Consulting, Inc. - CFO

Sure, sure, sure. So listen, all our regions are growing, and you can see that in our — we publish results by region in terms of revenues. So you can see there is year-over-year growth in all our regions.

The vaccine rollout is different though. I mean there are markets, for example, where folks haven’t been able to get back into the offices as yet because there’s limited vaccine rollout. And they’re typically in the less wealthy countries, if I may say so. But that hasn’t affected us too much because, year-over-year, every single region is growing. And the themes in terms of M&A-driven businesses and litigation and the corporate reputation and public affairs services are actually relatively consistent. And we’ve been able to add head count everywhere as well.

Samuel England - Joh. Berenberg, Gossler & Co. KG, Research Division - Analyst

Okay. Great…

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

That help, Sam?

  JULY 29, 2021 / 1:00PM, FCN.N - Q2 2021 FTI Consulting Inc Earnings Call

Samuel England - Joh. Berenberg, Gossler & Co. KG, Research Division - Analyst

Then the second — yes. No, that was great. And then the second one, in FLC, I was just trying to understand, I suppose, how much of the strong growth is being driven by a release of pent-up demand from last year and early this year versus just pure underlying demand growth. And then do you expect FLC will normalize a bit across the rest of this year given how strong you did this quarter?

Ajay Sabherwal - FTI Consulting, Inc. - CFO

The answer really is yes and yes to both parts of your question. So when we reported first quarter results, we telegraphed that these were really beyond exceptional results. And there was a lot of deferred work that was getting done.

I think we are now — that deferred work is now behind us. There may be still some sputtering elements of it. But this is growth in the quarter. And really, you should — may I suggest — use this opportunity to suggest? Combine the 2 quarters when you’re looking at margins and things like that because you could get from one quarter to the other certain expenses and deferred revenue elements. So that combined margin level is more appropriate.

Samuel England - Joh. Berenberg, Gossler & Co. KG, Research Division - Analyst

Okay. Great. And then maybe just one more. Could you just talk a bit about your wage inflation expectations for the rest of the year? And are you seeing a similar sort of battle for junior talent that you’re hearing from the sort of investment banks in the U.S.?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. Look, let me address that. Look, I don’t think we have a backdoor. I think we’ve done a pretty — I think our teams have done a great job over the last while of just making sure that we’re connected through our — the ranks of our team. I just think it’s just been a big focus, and we’re investing in our people as the future of our firm. And I think that’s being noticed, and that has caused over a multiyear business year the stickiness, the morale, all those things to go up and the attrition rates to plummet. And that’s been great. Now last year, the attrition rate, I think, was not just because we got better looking as a firm but because people were frozen versus COVID. So we’re absolutely seeing some catch-up for that.

And then look, I think COVID has caused some people to just reexamine life. People — we have people who are leaving not to go to competitors so much as people are deciding to go — not literally becomes Zen masters on the top of a mountain but really radical, different life choices.

So it’s something we’re monitoring. It’s not — it’s certainly higher than it has been, and it’s not totally unexpected. I mean anybody who thought the attrition rate during COVID was the underlying reality was a little bit self-delusional. But we’re trying to work hard to make sure that people who — don’t make mistakes in their careers, that they don’t leave to do something and then regret it. And I think we’re doing a pretty good job. So it’s not a huge phenomenon, but we are — so far, year to date, not a huge phenomenon, but we’re monitoring it, and we’re trying to help people supportively think through their choices. Does that help, Sam?

Samuel England - Joh. Berenberg, Gossler & Co. KG, Research Division - Analyst

Yes, that’s great.

Operator

Our next question comes from Tobey Sommer with Truist Securities.

  JULY 29, 2021 / 1:00PM, FCN.N - Q2 2021 FTI Consulting Inc Earnings Call

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

You began this transformation a number of years ago towards an organic growth business, investing in the requisite talent. If I’m right that an end state for the process might be a period of time where you’re actually kind of bringing in junior talent, onboarding them and eventually promoting them to the ranks of MDs and SMDs and kind of fueling this organic growth internally versus lateral hires today, how far away may that be? Is that a generational thing that takes sort of a decade or 2? Or are we 3, 5, 7 years away from being able to feel some of that?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Well, I think we’re already starting to feel some of that. But I think you can quantify this. I mean we have been doing that since early in my tenure. I can probably get Holly or Mollie to give you the statistics on how much entry-level hiring we’ve done. And then over the last few years, I mean, it’s not just lateral hires. We’ve done record numbers of promotions to SMD and to MD and so forth.

And we’ve also — some of that lateral hiring was at the mid levels, and some of those folks are now coming through to SMD. But I do think there’s a good analogy, which is I used to do a lot of work in the liquor business in scotch. Interestingly enough, you know how long it takes to grow great 12-year-old scotch? It takes 12 years. I won’t make you answer that question, Tobey. I mean — and we like that business. If you want to have great 12-year-old scotch, you have to have confidence in the business, invest in the right raw material, put it in the right environment, not let the barrels blow up because of a bad quarter or not — or 2 and see that — the scotch season and develop over that period of time, and you have to have confidence in your business.

And by the way, a lot of our SMDs are 12-year-old scotch. I mean they’re — at least the ones that are hitting the ground running. The people who get promoted often, faster than that, but where they start to really lift the business is often around that time. And so yes, so we have been fortunate that we’ve been able to find lateral hires, A-plus lateral hires, which is not always the case, to help supplement that growth. And that’s been a key part of it.

But we’ve been investing in this since my — maybe not my first day but my first year here. And we’re already starting to see some results. But yes, it takes 12 years to grow 12-year-old scotch — to get great 12-year-old scotch. And if you think you want a smattering of 18-year-old scotch, it’s a long time. So we’re working through that. But we’re seeing results already. Does that help?

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

It does. How long do you expect EMEA to be an especially fruitful source of, again, I guess, seasoned lateral sort of talent as a result of regulatory or other pressures that you see on competitors in that geography?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Well, look, I have — one of my principles of life is to always worry and never take anything for granted. So I think hard about that question every day. But I want to say I think there are a lot of people who have joined us who have realized that we are a better platform. Many of the people who joined us have joined us from firms that have conflicts that — with audit functions, for example, that we don’t have. The history of our firm was, in many markets over — abroad, we weren’t known. You cannot attract A-plus people, even if you have no conflicts, to a firm that’s not growing, that’s not known.

We’ve changed that over the last year. And then as a result, some early brave souls from leading firms in markets where we weren’t known came over. And when others checked in with them, they say, wow, this has been a great platform. It’s more accessible. It’s more collaborative. I actually have a global business. So if I need to do global work, I can actually coordinate around the globe with authority, and we don’t have conflicts — we have conflicts sometimes, but we don’t have conflicts from an audit function, which is a big, serious issue.

  JULY 29, 2021 / 1:00PM, FCN.N - Q2 2021 FTI Consulting Inc Earnings Call

So I think this is a trend that has — if we do the right things, has lots of legs behind it still. But we better, as always, keep doing the right thing. Does that help?

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

It does. If I could bring Ajay in. Could you help us understand the mix in 2 segments? Specifically in CFR, what sort of split may you have between bankruptcy and nonbankruptcy work? And then I don’t know if you’re willing to give specific numbers, but in E con, could you give us a sense for the relative size of M&A-related antitrust versus non-M&A-related antitrust?

Ajay Sabherwal - FTI Consulting, Inc. - CFO

Sure. Sure, Tobey. We can. So first things first, we don’t like to say nonbankruptcy. We like to say business transformation and transactions versus those — and restructuring. It’s fairly sensitive that folks are not — [bankruptcy and everything else]. So that number, it’s fairly dramatic. Last year in Q2, we were like 72% restructuring and less than 30% in business transformation and transactions. It’s almost flipped entirely, very close to flipped entirely in Q2 this year. It’s around 30% in restructuring. And so it’s almost an absolute flip.

And in terms of — I’ll go further. Between business transformation and transactions, transactions is the one where we’ve seen greater growth. So I hope that helps there for that piece.

In terms of the economic consulting piece, it varies by a few percentage points from one quarter to the other. But typically, our antitrust business is half of our total revenues. And that’s usually split evenly between M&A and non-M&A. M&A has more often than not been bigger. But non-M&A can also — we’ve seen tremendous growth in that area.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

Continuing on the hiring front, how large is your incoming class of sort of junior summer hires, undergrad, grad school graduates? And how does that compare to a year ago?

Ajay Sabherwal - FTI Consulting, Inc. - CFO

Similarly sized, over 200 people.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

Okay. And then last question for me. Has the Biden administration’s regulatory posture, or at least seeming regulatory posture, impacted activity to date? Or is that sort of a future driver as these Senate-approved nominees take their roles?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

I think it’s very hard to tell, Tobey. There are endless discussions in our firm on this. There was also endless discussions in our firm about — on Brexit. What effect did Brexit have on this quarter? And I think it’s very hard to say, which comes back to, I think, the main theme of my part of the discussion today, which is if market forces can affect us, including regulatory changes — but sometimes you can’t even see them in the data, which is what we have now. It’s so noisy, the data. It’s too hard that we may as well focus on strengthening our businesses because that’s what we can control.

So I would say, at this point, I don’t think anybody has a definitive answer for that. Obviously, we would think that the increased regulatory scrutiny is a plus for our business. How much of that is already being seen in the data, I would guess not that much. But it’s a guess.

  JULY 29, 2021 / 1:00PM, FCN.N - Q2 2021 FTI Consulting Inc Earnings Call

Operator

Our next question comes from Marc Riddick with Sidoti & Company.

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

So I really appreciate the commentary on human capital at the firm and the willingness to invest there in good times and bad and what have you. I was wondering if you could talk a little bit about maybe some of the other areas of investment, particularly what you’re looking at as far as your views on other technology spending and support as well as maybe some office space, headquarters, things like that; maybe how we should be thinking about some of the potential investment spending in support of your capital that you’re looking at going forward there.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Well, I’ll take a crack at part of it, and then if Ajay has something else he wants to add, please do, Ajay. I mean, look, we have a very good team across now almost every one of our businesses in Asia. We’re not in every geography, but we have a very good team across Asia. And so we have growth ambitions for Asia as well. And we’ve been adding talent, and I can’t think if there’s any segment we haven’t been adding talent. We’ve been adding talent in CF. We’ve been adding talent in FLC. We’ve been adding talent in E con. We’ve been adding talent in strat com. We’ve been adding talent in tech. I think, in every business, we’ve been adding talent.

We’re stronger in some markets than others. That’s true in Europe, too, by the way. It’s true in Latin America, by the way. I think there’s plenty of growth in the markets that we’re in, Singapore, Hong Kong, China, before we have to go to Myanmar. But we continue to look at where we can get the right talent, ongoing expansion in the region.

It’s always — it’s the same issue. Like, we’re expanding a lot in Germany now because we now have a critical mass of people who you can build behind. You can’t — it’s hard to go to a new country without that critical mass of talent. And so day in, day out, our focus is on further reinforcing and supporting terrific teams to grow in the markets that we’re in because, my goodness, there’s a lot of business in the markets we’re in and a lot of growth. But eventually, I suspect we will penetrate some of the other major markets in the region as well. Does that — [sorry if it] didn’t answer. Is there a different lens you wanted on that question?

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

A little bit maybe on sort of where you feel you are as far as technology and the — whether there needs to be additional spending there. Or if there are any particular things that you would like to enhance to move things forward for the company.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

So let me be — I mean, Ajay — in terms of physical infrastructure and technology infrastructure, I mean we have equivalent infrastructure every place around the world. So we have good — but it’s not like we have — we haven’t shipped our old computers to the folks in Asia and make them use it. And so I think we are equivalent state.

In terms of real estate, we’ve been remodeling offices in every geography of some offices that are — people are desperate for the remodel. Like, for example, New York, people are — I just was in our New York office last week, and I think people are just — can’t wait for when we move into our new office. And Asia has some of the older offices but also has — we — when did we move into Hong Kong? Probably — the new Hong Kong office? Probably 18 months ago or something like that. So I don’t think we are behind in our commitment of capital or in any other way in one particular region or another. Ajay, you in the same place? Do you have a different view?

  JULY 29, 2021 / 1:00PM, FCN.N - Q2 2021 FTI Consulting Inc Earnings Call

Ajay Sabherwal - FTI Consulting, Inc. - CFO

No, no. Absolutely. If — Marc, if you’re looking at the CapEx numbers, and maybe that’s where you’re coming from, this year is elevated levels of CapEx for 2 reasons: One — the primary reason, one is we have a New York office where the improvements to that, our capital is substantial. And it’s all disclosed in our Qs and Ks. And second, we are redoing our ERP systems, which I promise you, we’ll not do every year. So those are the heavy lift. But ours is a low-capital-intensity business. It’s a high EBITDA to free cash flow, too.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

That help, Marc?

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

It’s interesting to hear. I promise not to do an ERP system every year. That’s actually an interesting comment. But — and one thing, I did want to circle back...

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

By the way, if I ask him to — Marc, if I ask him to do, he’ll quit. So there’s lots of reasons why we won’t do one every year.

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

The last thing for me, Steve, I want to circle back with you because one of the comments that you made in your prepared remarks are sort of around having the opportunity to reach out to and have initial contact with some folks that you haven’t been able to in a while during the pandemic. I was wondering if there were any particular read-throughs that you were getting in those initial contacts and sort of maybe some of the feedback that you’re getting even if it’s anecdotal, kind of some of the things that — some of the takeaways that you’ve gotten from those initial commentaries as to how folks are feeling about moving forward and some of the activities that might be prioritized.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. Look, I think you get different reactions. I think the main reaction I’ve gotten, at least in the early conversations is just — is really, I mean, a very human reaction of a delight to have a connection in person. And it’s very weird, right, because we’ve made Zoom and Teams work. I mean — and it clearly works. And it’s way better technology, and it’s going to give us a lot more flexibility going forward.

It’s still the case that people like clients and teams that I’ve been in intense contact with, it’s just different when you’re in person. And yes, you ask people about their families on the phone and so forth, but you just — I don’t know. It just feels like you’re at liberty to actually explore those in more depth and hear about, whatever, the swimming thing. I mean it’s just a different human experience. And I think that’s happening with us and other people.

And I think everybody is struggling, secondly, with figuring out whether we have a straight path up or there are sidesteps with the variants out there. And how fast do we open offices? And how do we deal with unvaccinated and all that? So there’s a lot of that going on.

I think there’s a general sense that everybody is committed to like, all right, we got to get the world back closer to something — not back to where it was because the technology changes but certainly back to eventually a post-COVID world. But how we navigate that, because we’re not yet in a post-COVID world, is a subject of a lot of discussion.

  JULY 29, 2021 / 1:00PM, FCN.N - Q2 2021 FTI Consulting Inc Earnings Call

I would say there’s a lot of energy about moving businesses ahead. I mean I think everybody weathered the storm of COVID well. But I think some ambitions and some discussions of the global ambitions that people have just didn’t happen as much. And I think there’s some general desire to do that by our clients and within our firm.

Does that talk to your question, Marc?

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

Yes, very much so.

Operator

Our next question comes from Andrew Nicholas with William Blair.

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

First question I wanted to ask was just on pipeline. Specifically within FLC, I realize you only have so much visibility there over the medium term. But just kind of thinking about the next couple of quarters, is there any way to characterize that pipeline relative to last quarter or even in the second half of last year?

Ajay Sabherwal - FTI Consulting, Inc. - CFO

So Andrew, we don’t typically talk as specific as pipeline or monthly trends. And we’ve given overarching guidance. If you compel me to, I’d just say it’s good. Our pipeline is robust. It’s good. Our people are busy. Our utilization, you can see the utilization stat. We have a very compelling proposition to offer.

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

Fair enough. And then for my follow-up question, on restructuring, obviously, you’re assuming in your guidance that restructuring activity remains subdued. That’s totally reasonable. And I’m not going to ask to guess or — yes, guess what catalyzes some sort of acceleration in defaults or growth because that’s anyone’s guess. But I was wondering, absent kind of the government support and the excess liquidity being pumped into the system, if you have any thoughts on just overall fundamental conditions in some of the conversations you’re having. Is this a situation where — or in your view, where fundamentals aren’t necessarily getting as much better as we might have otherwise expected to the point where, when support is pulled back, you will see a pretty significant ramp-up in this business? Or timing aside, how do you kind of see this playing out over a multiyear period?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

No, it’s a great question, and it’s one that we talk a lot about. I think we do have a view that says — that is a positive view on that question. Look, I think the way to think about this is what the government is doing is allowing some companies that are temporarily made unhealthy to bridge. It’s essentially — like, it’s the federal government around the world’s version of me supporting FLC last year. FLC is a great business. You’re an idiot to cut people just because you have a couple of slow quarters. And the same thing for restructuring. And so the federal government is offering that incredible levels of support so we have businesses that are viable not get killed by a temporary phenomenon.

Having said that, the loose money is clearly allowing companies that are not particularly healthy to avoid restructuring. I mean I think the availability of capital at unbelievably low rates is, at least in my knowledge of the history of this industry, and I’m not the best historian, is unprecedented.

  JULY 29, 2021 / 1:00PM, FCN.N - Q2 2021 FTI Consulting Inc Earnings Call

And so there’s second-order consequences that companies that probably should be going — undergoing restructuring right now are not. And in fact, they’re adding more debt. And so I think that has a very long-term, bullish implication for that business, with the big question being the one you thankfully didn’t make me — pin me on, which is, and when is that? Because I think — I don’t think it’s imminent. I think that’s the issue. But it’s a reason for us to be incredibly — well, it’s one of 2 reasons: The market is going to be there is our belief on restructuring. And then second of all, we continue to invest to make it the best business in the world. I mean the best — and so I think the combination of those 2 is very bullish for our company. But there’s a big question about when, a big question. Does that help, Andrew?

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

Perfect, exactly what I was asking.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Thank you. Thank you all for joining today. We really appreciate it. And let me come back to my opening remarks: I hope we’re all figuring out a way to get the deeper, richer connections with people that mean so much to us while staying safe. Many good wishes to all of you.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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